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                                                                     EXHIBIT 2.4

                             SECURED PROMISSORY NOTE

$______                                                    NOVEMBER 29, 1999
                                                       NEWPORT BEACH, CALIFORNIA

        FOR VALUE RECEIVED, the undersigned, __________________ (the "Maker"), promises to pay to Novalis Corporation, a Delaware corporation (the "Payee), on the 30th day (or if such day is not a business day, then on the immediately succeeding business day) following the date the Registration Statement contemplated under the second sentence of Section 1.8 of that certain Registration Rights Agreement entered into by and among The TriZetto Group, Inc., a Delaware corporation ("TriZetto"), the Maker and certain other holders of TriZetto's common stock as of November 29, 1999 has been declared effective by the Securities and Exchange Commission (the "Maturity Date") unless sooner paid as provided in Section 1 hereof, the principal sum of ________________, together with interest from the date hereof on unpaid principal at the rate of eight percent (8%); provided however that if this Note is not paid in full on the Maturity Date or the date required pursuant to Section 3 hereof, whichever is earlier, the unpaid balance of the Note shall bear interest therefrom and until paid at the Default Rate (as hereinafter defined) compounded annually, but in any case not to exceed the maximum rate permitted by law). All payments under this Note shall be made to the order of the Payee at c/o The TriZetto Group, Inc., 567 San Nicolas Drive, Suite 360 Newport Beach, California 92660, or such other address as Payee may designate in writing to Maker.

        THIS NOTE IS A NON-RECOURSE PROMISSORY NOTE AND SHALL BE REPAID SOLELY OUT OF THE PROCEEDS OF THE SALE OF THE SECURITY PROVIDED TO SECURE THE PAYMENT OF THIS NOTE. THE PAYEE SHALL NOT HAVE ANY CLAIM OR RIGHT TO PROCEED (AT LAW OR IN EQUITY) AGAINST THE MAKER OR ANY SUCCESSOR IN INTEREST OF THE MAKER FOR THE PAYMENT OF ANY DEFICIENCY OR ANY OTHER SUM OWING ON ACCOUNT OF THIS NOTE, INCLUDING PENALTIES, LATE CHARGES, AND INTEREST THEREON, OR FOR THE PAYMENT OF ANY LIABILITY OF ANY NATURE WHATSOEVER FROM ANY SOURCE OTHER THAN THE SECURITY GIVEN BY THE MAKER TO SECURE THIS NOTE AND THE PAYEE WAIVES AND RELEASES ANY LIABILITY OF THE MAKER OR SUCH SUCCESSOR FOR AND ON ACCOUNT OF SUCH INDEBTEDNESS OR SUCH LIABILITY AND THE PAYEE AGREES TO LOOK SOLELY TO THE SAID SECURITY FOR THE PAYMENT OF THIS NOTE.

        1. PAYMENTS. All payments on this Note shall be applied first in payment of accrued interest and any remainder in payment of principal, and interest shall cease upon the principal so credited. All payments of principal and interest on this Note shall be paid in the legal currency of the United States. Maker waives presentment for payment, demand, protest, and notice of protest and nonpayment of this Note. The Maker reserves the right to prepay this Note (in whole or in part) prior to the Maturity Date with no prepayment penalty.


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        2. DEFAULT. The occurrence of any of the following shall constitute an
"Event of Default":

           (a) Default in the payment of any installment of principal and/or interest on this Note when due and the continuation of such default for more than 30 days;

           (b) The commission of an act of bankruptcy by Maker, the execution by Maker of a general assignment for the benefit of creditors, the filing by or against Maker of a petition in bankruptcy or a petition for relief under the provisions of the federal bankruptcy act or another state or federal law for the relief of debtors and the continuation of such petition without dismissal for a period of 30 days or more; or

           (c) The occurrence of a material event of default under the Stock Pledge Agreement securing this Note.

        Upon the occurrence of any such Event of Default, the entire unpaid balance of principal on this Note, together with all accrued interest thereon, shall be due and payable either immediately or at any time during the continuance of such Event of Default, at the option of Payee. No delay or omission on the part of Payee in exercising any rights hereunder shall operate as a waiver of such rights or of any other right hereunder. Failure to exercise this option shall not constitute a waiver of the right to exercise the same upon the occurrence of any subsequent such Event of Default. Without limiting the generality of the foregoing, upon the occurrence of an Event of Default, the interest rate at which interest shall accrue on the principal sum and any other amounts that are due under this Note shall increase to the lower of (i) 12% per annum or (ii) the maximum interest rate permitted under applicable law (the "Default Rate"), until all such amounts have been paid in full.

        3. SECURITY. Payment of this Note shall be secured by a Stock Pledge Agreement (the "Stock Pledge Agreement") to be executed by Maker covering ____ shares of the common stock of TriZetto (the "Shares"). Anything herein to the contrary notwithstanding, in the event of any Event of Default under this Note, Payee agrees to pursue to the fullest extent its rights and remedies to foreclose upon and dispose of the Shares pledged as collateral under the Stock Pledge Agreement and hereby agrees and acknowledges that, because this Note is non-recourse, it has no right or remedy as to the personal liability or other assets of Maker.

        4. ENFORCEABILITY. If any one or more of the provisions of this Note is determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative. No renewal or extension of this Note, delay in enforcing any right of the Payee under this Note, or assignment by Payee of this Note shall affect the liability of the Maker. All rights of the Payee under this Note are cumulative and may be exercised concurrently or consecutively at the Payee's option.

        5. ATTORNEYS FEES. In the event this Note is placed in the hands of an attorney for collection, the prevailing party, or its successors and assigns, will be entitled to all costs and expenses, including a reasonable amount as attorneys' fees incurred in connection with the collection thereof and in connection with the enforcement of all rights and remedies with respect to any judgment obtained against Maker.


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        6. GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of California.

        IN WITNESS WHEREOF, the Maker has caused this Secured Promissory Note to be executed on its behalf as of the date first above written.

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